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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


            We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Equitable Resources, Inc. (the "Company") for the registration of $168 million of debt securities and to the incorporation by reference therein of our report dated February 13, 1996, with respect to the consolidated financial statements and schedule of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 1995, as amended by the Company's Amendment No. 1 to its Annual Report on Form 10-K/A for the year ended December 31, 1995 and filed with the Securities and Exchange Commission.



                                           ERNST & YOUNG LLP

   Pittsburgh, Pennsylvania
   June 21, 1996